Exhibit 99.1
November 15, 2010	Contact:
FOR IMMEDIATE RELEASE	Don Huffman, CFO
don.huffman@wafergen.com

Joyce Strand
joyce.strand@wafergen.com
510-651-4450

WaferGen Reports Third Quarter 2010 Financial Results

SmartChip system sales result in third straight quarter of revenue growth

Fremont, Calif., Nov. 15, 2010 -- WaferGen Biosystems, Inc. (OTC Bulletin Board: WGBS), a leading developer of state-of-the-art genomic analysis systems, today reported financial results for the three and nine months ended September 30, 2010.

"SmartChip system and chip sales drove our results to a third straight quarter of increased revenue," said Alnoor Shivji, chairman and CEO. "During the quarter, we continued to ramp up the commercialization of the SmartChip system, launched in August, to position it as a superior solution to the growing needs of next generation sequencing where more efficient and effective biomarker identification and validation are needed. To help with this effort, we recently added Gary P. Schroth, Ph.D., as a new SVP, Genomics Research and Applications. We also strengthened our business earlier in the quarter with the addition of Donald D. Huffman as our new Chief Financial Officer."

Revenue

Revenue for the third quarter ended September 30, 2010 grew to $633,000 compared to $79,000 for the third quarter ended September 30, 2009. Revenue for the nine months ended September 30, 2010 grew to $1.5 million compared to $190,000 for the nine months ended September 30, 2009. The majority of the revenue was from sales of a combination of one or more of the company's SmartChip systems, SmartChips, and/or SmartChip Gene Expression Profiling Services. The company's revenue growth for SmartChip system for the third quarter increased approximately 44 percent over the second quarter 2010. The company's revenue growth for the full year 2010 is on track to meet or exceed the $1.5 to $2.0 million guidance range previously provided.

Net Income/Loss

WaferGen reported a net loss of $5.2 million, or $(0.14) per share (basic and diluted), for the third quarter of 2010 compared to a net loss of $3.0 million or $(0.11) per share (basic and diluted), for the same period in 2009. The company reported a net loss of $9.0 million, or $(0.27) per share (basic and diluted), for the first nine months ended September 30, 2010 compared to a net loss of $7.6 million, or $(0.29) per share (basic and diluted), from the same period in 2009.

The net loss for the three months ended September 30, 2010 and the net loss for the first nine months of 2010 increased primarily due to increased operating expenses associated with the commercialization of the SmartChip system of $3.9 million for the three months ended September 30, 2010 compared to $2.5 million in the same period of 2009; and $9.9 million for the first nine months of 2010 compared to $7.1 million for the first nine months of 2009.

Net loss for the three and nine months ended September 30, 2010, was impacted by warrant derivative revaluations. Net losses from warrant derivative revaluations for the three months ended September 30, 2010 were $1.7 million, compared to a net loss of $548,000 for the three months ended September 30, 2009; and a net gain for the nine months ended September 30, 2010 of $15,000 compared to a loss of $500,000 for the nine months ended September 30, 2009. These non-cash losses and gains are attributed to revaluations of outstanding warrants and result primarily from a fluctuation in the company's stock price in the period - increase in company stock price results in losses and vice versa.

Operating Expenses

For the three months ended September 30, 2010, research and development expenses increased to $2.0 million as compared to $1.3 million for the three months ended September 30, 2009. For the nine months ended September 30, 2010, research and development expenses increased to $5.1 million, as compared to the $3.4 million for the nine months ended September 30, 2009. The increase in research and development expenses for the three and nine months ended September 30, 2010 occurred primarily from expenses associated with SmartChip system development and expansion in facilities costs.

For the three months ended September 30, 2010, sales and marketing expenses increased to $653,000, as compared to $136,000 for the three months ended September 30, 2009. For the nine months ended September 30, 2010, sales and marketing expenses increased to $1.4 million, as compared to $452,000 for the nine months ended September 30, 2009. The increase in sales and marketing expenses in both the third quarter and nine months ended September 30, 2010 resulted primarily from increases in additional staff and promotional activities in conjunction with the commercialization and early-access sales of SmartChip systems and services.

For the three months ended September 30, 2010, general and administrative expenses increased to $1.2 million, as compared to $1.1 million for the three months ended September 30, 2009. For the nine months ended September 30, 2010, general and administrative expenses increased to $3.5 million as compared to $3.2 million for the nine months ended September 30, 2009. General and administrative expenses increased modestly for the three and nine months ended September 30, 2010 due primarily to higher personnel costs.

Assets

WaferGen ended the third quarter 2010 with approximately $5.9 million in total current assets, including $4.4 million in cash and cash equivalents. The company ended 2009 with approximately $6.4 million in total current assets, including $6.0 million in cash and cash equivalents. WaferGen raised $7.2 million in a registered direct offering that closed on July 8, 2010.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries. The company currently offers the breakthrough SmartChip Real-Time PCR system, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform. The company believes that the SmartChip system is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing. In addition, the high throughput capabilities of the SmartChip system enable researchers to extend their research across large panels of genes, and hundreds of samples, at a very reasonable cost.

Combined with next-generation chemistry and optimized assays being developed by WaferGen under the guidance of David Gelfand, Ph.D., Chief Scientific Officer and one of the pioneers of PCR, the SmartChip system is designed to provide accurate, highly sensitive and high-throughput gene expression profiling capabilities to researchers, clinicians and pharmaceutical companies.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip System. For additional information, please see http://www.wafergen.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements". Such statements include statements relating to the expected benefits and advantages of the SmartChip service for gene-expression research, the expected benefits and advantages of the SmartChip technology to other applications, the expected throughput levels of the SmartChip Real-Time PCR System, the company's expected revenue growth for the full year 2010, the expected benefits to the company of certain recent employee hires, and other statements relating to future events or to the company's future financial performance and are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company's proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2009 and the most recent Form 10-Q. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Tables Follow

WAFERGEN BIOSYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$4,429,455	$5,953,639
Accounts receivable	666,561	258,855
Inventories, net	361,891	39,970
Prepaid expenses and other current assets	417,369	138,712

Total current assets	5,875,276	6,391,176

Property and equipment, net	973,362	441,996
Other assets	47,913	57,982

Total assets	$6,896,551	$6,891,154

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$970,153	$1,240,397
Accrued rent	88,542	10,493
Accrued payroll	329,839	241,586
Accrued severance pay	44,096	371,596
Accrued vacation	147,780	117,619
Warranty reserve	24,800	—
Accrued other expenses	363,719	157,699
Current portion of capital lease obligations	12,054	21,663

Total current liabilities	1,980,983	2,161,053

Capital lease obligations, net of current portion	—	8,852

Put option derivative liability	131,971	––

Warrant derivative liability	2,781,580	2,778,191

Redeemable Convertible Preference Shares in subsidiary	3,273,992	3,290,994

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 300,000,000 shares authorized, 40,926,303 and 33,387,857 shares issued and outstanding at September 30, 2010, and December 31, 2009, respectively	40,926	33,388
Additional paid-in capital	38,544,765	29,017,578
Accumulated deficit	(40,144,066)	(30,462,283)
Accumulated other comprehensive income	286,400	63,381

Total stockholders’ equity (deficit)	(1,271,975)	(1,347,936)

Total liabilities and stockholders’ equity (deficit)	$6,896,551	$6,891,154

WAFERGEN BIOSYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

					Period From
	Three Months Ended		Nine Months Ended		October 22, 2002 (Inception) to
	September 30,		September 30,		September 30,
	2010	2009	2010	2009	2010
		(As restated)		(As restated)
Revenue	$633,241	$78,860	$1,454,920	$189,616	$2,750,427

Cost of revenue	312,047	66,897	583,796	206,661	1,188,736

Gross margin	321,194	11,963	871,124	(17,045)	1,561,691

Operating expenses:
Sales and marketing	653,322	136,055	1,378,271	452,241	4,160,530
Research and development	2,047,367	1,267,036	5,086,078	3,441,625	20,924,551
General and administrative	1,248,773	1,063,635	3,452,727	3,170,017	15,225,963

Total operating expenses	3,949,462	2,466,726	9,917,076	7,063,883	40,311,044

Operating loss	(3,628,268)	(2,454,763)	(9,045,952)	(7,080,928)	(38,749,353)

Other income and (expenses):
Interest income	7,965	5,336	15,072	9,792	274,930
Interest expense	(280)	(2,435)	(1,954)	(7,195)	(323,408)
Unrealized gain on fair value of put option, net	124,473	––	124,473	––	124,473
Unrealized (loss) gain on fair value of warrants, net	(1,665,950)	(548,451)	14,526	(500,383)	(549,596)
Miscellaneous expense	(62,703)	(12,169)	(135,697)	(34,484)	(265,412)

Total other income and (expenses)	(1,596,495)	(557,719)	16,420	(532,270)	(739,013)

Net loss before provision for income taxes	(5,224,763)	(3,012,482)	(9,029,532)	(7,613,198)	(39,488,366)

Provision for income taxes	—	—	—	—	—

Net loss	(5,224,763)	(3,012,482)	(9,029,532)	(7,613,198)	(39,488,366)

Cumulative effect of reclassification of warrants	—	—	—	—	368,627
Accretion on Redeemable Convertible Preference Shares in subsidiary associated with premium	(79,151)	(43,676)	(223,464)	(115,092)	(439,542)
Accretion on Redeemable Convertible Preference Shares in subsidiary associated with beneficial conversion feature	(428,787)	––	(428,787)	––	(428,787)
Accretion on Series B Preferred Stock	—	—	—	—	(155,998)

Net loss attributable to common stockholders	$(5,732,701)	$(3,056,158)	$(9,681,783)	$(7,728,290)	$(40,144,066)

Net loss per share – basic and diluted	$(0.14)	$(0.11)	$(0.27)	$(0.29)

Shares used to compute net loss per share - basic and diluted	39,851,627	28,912,388	35,756,913	26,394,975